NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO
Mitcham Industries, Inc.
936-291-2277
Jack Lascar / Karen Roan
Dennard Rupp Gray & Easterly (DRG&E)
713-529-6600

MITCHAM INDUSTRIES NAMES ROBERT ALBERS
TO ITS BOARD OF DIRECTORS

HUNTSVILLE, TX – JANUARY 31, 2008 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced the election of Robert John Albers, age 66, to its Board of Directors, effective immediately. The addition of Mr. Albers as an independent director increases the size of Mitcham’s Board of Directors to six members.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased to welcome Bob to our Board of Directors and look forward to benefiting from his extensive domestic and international experience in the energy industry. He has an impressive record of expertise and leadership in both the oil service and exploration segments of the industry and will be a significant contributor to the Board.”

Mr. Albers currently manages Bob Albers Consulting and acts as corporate management advisor to the management of the Sercel Group, a global manufacturer of geophysical equipment. From 1995 to 2002, he was Executive Vice President of Sercel, Inc. and led the turnaround of its Western Hemisphere operations.

Previously from 1990 to 1994, Mr. Albers served as Vice President and General Manager of Halliburton Geophysical Products, a $100 million global division of Halliburton. In 1982 he joined Geosource, Inc. and served as President and General Manager, Operations and Technology Group; prior to that from 1963, he held various management and leadership roles at Chevron Oil Company. Mr. Albers holds a Bachelor of Science degree in Mining Engineering from Lehigh University. He is a member of the Society of Exploration Geophysicists and the EAGE.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

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